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                                                            Exhibit 99.1


           LABRANCHE & CO. COMPLETES ACQUISITION OF CRANMER & CRANMER
       - TRANSACTION SOLIDIFIES PRESENCE ON THE AMERICAN STOCK EXCHANGE -
                   - ESTABLISHES EQUITY PRESENCE ON THE AMEX -
                       - STRENGTHENS PRESENCE IN OPTIONS -


         NEW YORK, NEW YORK, August 14, 2001 - LaBranche & Co Inc. (NYSE: LAB), parent of a leading Specialist firm, announced today that it has completed its acquisition of AMEX Specialist Cranmer & Cranmer. Cranmer acts as the Specialist for approximately fifty common stocks, including Nabors Industries, Inc., a component of the S&P 500 and one of the most actively traded stocks on the AMEX. Cranmer also acts as the Specialist for 85 options, including Procter & Gamble Company, Pepsi-Cola Company, Merrill Lynch & Co. and Abbott Laboratories.

         Michael LaBranche, Chairman and Chief Executive Officer of LaBranche, commented, "The AMEX is a dynamic marketplace in the process of consolidation. This transaction strengthens our position on the AMEX and underscores our commitment to the listed auction market. With the addition of Cranmer's portfolio, LaBranche establishes a solid presence in AMEX equities and increases its share of the equity option business."

         Mr. LaBranche added, "We are confident that this combination will enable us to deliver increased value to the listed companies, their shareholders, and the AMEX's expanding customer base."

         Terms of the transaction were not disclosed.

         Founded in 1924, LaBranche is a leading Specialist firm. The Company is the Specialist for over 550 companies, nine of which are in the Dow Jones Industrial Average and 98 of which are in the S&P 500 Index. In addition, LaBranche acts as the Specialist in over 100 options.

         CERTAIN STATEMENTS CONTAINED IN THIS RELEASE, INCLUDING WITHOUT LIMITATION, STATEMENTS CONTAINING THE WORDS "BELIEVES", "INTENDS", "EXPECTS", "ANTICIPATES", AND WORDS OF SIMILAR IMPORT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. READERS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AND SINCE SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, THE ACTUAL RESULTS AND PERFORMANCE OF LABRANCHE AND THE INDUSTRY MAY TURN OUT TO BE MATERIALLY DIFFERENT FROM THE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. GIVEN THESE UNCERTAINTIES, READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS. LABRANCHE ALSO DISCLAIMS ANY OBLIGATION TO UPDATE ITS VIEW OF ANY SUCH RISKS OR UNCERTAINTIES OR TO PUBLICLY ANNOUNCE THE RESULT OF ANY REVISIONS TO THE FORWARD-LOOKING STATEMENTS MADE IN THIS RELEASE.